Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Record Quarterly Pre-tax Profit of $31.1 million

COCONUT CREEK, FL — November 4, 2019 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported record quarterly pre-tax profit and total revenues of $31.1 million and $120.4 million, respectively. The Company’s third quarter 2019 pre-tax results were driven by strong leasing revenues as well as gains associated with the active management of its portfolio. Aggregate lease rent and maintenance reserve revenues were $88.3 million for the third quarter of 2019.

“Our business had another strong quarter, driven by an in-demand portfolio of high quality lease assets and the further integration of our asset management and surplus parts businesses,” said Charles F. Willis, Chairman and CEO. “We also benefited significantly from an active trading market and the realization of maintenance revenues from long-term leases that, for the most part, matured as part of engine replacement programs.”

“In addition to strong performance across the Willis Platform™, generally, we are pleased to have closed another ConstantAccess™ program for one of our major European customers,” said Brian R. Hole, President. “We believe this deal is further evidence of the market’s evolution away from one in which airlines over-buy new spare engines toward a more efficient, programmatic market in which airlines own only the engines they need all the time and borrow the rest.”

Third Quarter 2019 Highlights (at or for the periods ended September 30, 2019, as compared to September 30, 2018, and December 31, 2018):

•	Total revenue increased by 48.7% to $120.4 million in the third quarter of 2019 compared to $81.0 million in the same quarter of 2018.

•	Lease rent revenue was $49.1 million in the third quarter of 2019; 4.5% growth from $47.0 million in the same quarter of 2018.

•
Maintenance reserve revenue was $39.2 million in the third quarter of 2019, an increase of $19.8 million, or 102%, compared to $19.4 million in the same quarter of 2018. Long term maintenance reserve revenue increased to $19.9 million for the third quarter of 2019, compared to $1.4 million in the comparable prior period.

•
Spare parts and equipment sales were $24.4 million in the third quarter of 2019, including revenue from the sale of two engines, which is 112% growth from $11.5 million in spare parts and equipment sales during the same quarter of 2018.

•
Gain on sale was $4.6 million in the third quarter of 2019, reflecting the sale of four engines, one airframe and one aircraft, compared to $1.1 million in the same quarter of 2018, reflecting the sale of two engines, one airframe and one aircraft.

•
Other revenue increased by $1.1 million to $3.1 million in the third quarter of 2019, compared to $2.0 million in the same quarter of 2018, primarily reflecting interest revenue from our Notes receivable.

•
Income before income taxes was $31.1 million in the third quarter of 2019, compared to $13.3 million in the same quarter of 2018 and was $80.7 million year to date, compared to $34.5 million in the nine months ended 2018.

•	Our equipment lease portfolio was $1.625 billion at September 30, 2019, compared to $1.673 billion at December 31, 2018.

•
The book value of lease assets we own directly or through our joint ventures was $2.0 billion at September 30, 2019. As of September 30, 2019, the Company also managed 460 engines, aircraft and related equipment on behalf of third parties.

•	The Company maintained $616 million of undrawn revolver capacity at September 30, 2019.

•	Diluted weighted average earnings per common share was $3.81 for the third quarter of 2019, compared to $1.47 in the similar period in 2018.

•	Book value per diluted weighted average common share outstanding increased to $57.15 at September 30, 2019, compared to $47.43 at December 31, 2018.

Balance Sheet

As of September 30, 2019, the Company had a total lease portfolio consisting of 264 engines, 11 aircraft and 11 other leased assets with a net book value of $1.625 billion. As of December 31, 2018, the Company had a total lease portfolio consisting of 244 engines and related equipment, 17 aircraft and 10 other leased assets, with a net book value of $1.673 billion.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity; changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
REVENUE
Lease rent revenue	$49,090	$46,984	4.5%	$142,484	$129,710	9.8%
Maintenance reserve revenue	39,173	19,370	102.2%	90,998	56,855	60.1%
Spare parts and equipment sales (1)	24,409	11,529	111.7%	56,497	36,168	56.2%
Gain on sale of leased equipment (1)	4,589	1,065	330.9%	19,279	1,662	1,060.0%
Other revenue	3,105	2,010	54.5%	10,674	5,762	85.2%
Total revenue	120,366	80,958	48.7%	319,932	230,157	39.0%

EXPENSES
Depreciation and amortization expense	22,736	19,861	14.5%	63,037	55,600	13.4%
Cost of spare parts and equipment sales (1)	20,195	8,832	128.7%	47,192	30,524	54.6%
Write-down of equipment	6,954	1,215	472.3%	11,321	4,793	136.2%
General and administrative	23,257	18,124	28.3%	66,086	50,517	30.8%
Technical expense	1,739	2,290	(24.1)%	4,934	9,199	(46.4)%
Net finance costs:
Interest expense	16,572	17,885	(7.3)%	51,232	46,617	9.9%
Loss on debt extinguishment	—	—	—%	220	—	100.0%
Total net finance costs	16,572	17,885	(7.3)%	51,452	46,617	10.4%
Total expenses	91,453	68,207	34.1%	244,022	197,250	23.7%

Earnings from operations	28,913	12,751	126.8%	75,910	32,907	130.7%
Earnings from joint ventures	2,165	506	327.9%	4,787	1,569	205.1%
Income before income taxes	31,078	13,257	134.4%	80,697	34,476	134.1%
Income tax expense	7,005	3,583	95.5%	18,771	9,359	100.6%
Net income	24,073	9,674	148.8%	61,926	25,117	146.6%
Preferred stock dividends	820	819	0.1%	2,431	2,431	—%
Accretion of preferred stock issuance costs	21	21	—%	63	62	1.6%
Net income attributable to common shareholders	$23,232	$8,834	163.0%	$59,432	$22,624	162.7%

Basic weighted average earnings per common share	$3.97	$1.50		$10.19	$3.80
Diluted weighted average earnings per common share	$3.81	$1.47		$9.83	$3.72

Basic weighted average common shares outstanding	5,847	5,900		5,831	5,960
Diluted weighted average common shares outstanding	6,094	6,004		6,045	6,083
———————
(1) Effective January 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) 606 – “Revenue from Contracts with Customers” and has identified the sale of parts from engines previously transferred from the lease portfolio to the Spare Parts segment as sales to customers of the reporting entity. As such, the Company presents the sale of these assets on a gross basis and has reclassified the three and nine months ended September 30, 2018 gross revenue and costs of sale to the Spare parts and equipment sales and Cost of spare parts and equipment sales line items from the net gain (loss) presentation within the Gain on sale of leased equipment line item. For the three months ended September 30, 2018, the reclassification resulted in an increase in Spare parts and equipment sales of $3.2 million, a decrease in Gain on sale of leased equipment of $0.2 million and an increase in Cost of spare parts and equipment sales of $3.0 million with no impact to the Company's net income. For the nine months ended September 30, 2018, the reclassification resulted in an increase in Spare parts and equipment sales of $14.5 million, a decrease in Gain on sale of leased equipment of $0.5 million and an increase in Cost of spare parts and equipment sales of $14.0 million with no impact to the Company's net income.

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$8,976	$11,688
Restricted cash	71,747	70,261
Equipment held for operating lease, less accumulated depreciation	1,624,937	1,673,135
Maintenance rights	3,133	14,763
Equipment held for sale	542	789
Receivables, net of allowances	33,890	23,270
Spare parts inventory	42,314	48,874
Investments	53,952	47,941
Property, equipment & furnishings, less accumulated depreciation	30,840	27,679
Intangible assets, net	1,327	1,379
Notes receivable	41,319	238
Other assets	17,458	14,926
Total assets	$1,930,435	$1,934,943

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$40,035	$42,939
Deferred income taxes	108,690	90,285
Debt obligations	1,258,984	1,337,349
Maintenance reserves	99,502	94,522
Security deposits	22,165	28,047
Unearned revenue	5,949	5,460
Total liabilities	1,535,325	1,598,602

Redeemable preferred stock ($0.01 par value)	49,617	49,554

Shareholders’ equity:
Common stock ($0.01 par value)	64	62
Paid-in capital in excess of par	2,373	—
Retained earnings	344,809	286,623
Accumulated other comprehensive (loss) income, net of tax	(1,753)	102
Total shareholders’ equity	345,493	286,787
Total liabilities, redeemable preferred stock and shareholders’ equity	$1,930,435	$1,934,943